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                                                                   EXHIBIT 10.17



February 1, 2001



Ms. Cynthia M. Butitta
117 Madera Court
Los Gatos, CA 95032

Dear Cindy:

Telik, Inc. is pleased to offer you the full-time position of Chief Operating Officer and Chief Financial Officer, reporting to me. This offer is, of course, subject to formal approval by Telik's Board of Directors.

Your compensation will be $22,917 per month ($275,000 annual salary), less payroll deductions and all required withholdings. You will continue to be eligible to participate in Telik's 2001 Corporate Goal Bonus Plan and you will continue to be eligible for all standard Company benefits. Telik may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval of the Company's Board of Directors, you will also be eligible to receive an option to purchase 250,000 shares of Telik common stock at an exercise price equal to the fair market value of the stock on the date of grant, as determined by the Board. The Option will vest over four years, with 25 percent of the Option shares vesting on the one-year anniversary of the Option grant, and the remaining shares vesting on a monthly basis over the following three years. The vesting schedule and all terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company's standard stock option agreement and the Company's 2000 Equity Incentive Plan. In the event of a change in control of the company, the vesting of outstanding stock options shall be accelerated in full in accordance with section 11(c) of the Plan.

As a Telik employee, you are expected to continue to abide by Company rules and policies as outlined in the Company's Employee Handbook. The Proprietary Information and Inventions Agreement you signed on July 1, 1998, remains in effect.

In your new position, you will continue to be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company. During our discussions about your proposed new job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
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Ms. Cynthia M. Butitta
February 1, 2001
Page 2



Your employment with Telik continues to be "at will." Accordingly, you may terminate your employment with Telik at any time and for any reason whatsoever simply by notifying the Company. Likewise, Telik may terminate your employment at any time and for any reason, with or without cause or advance notice. While your salary, benefits, job title, and job duties may change from time to time without a written modification of this letter, such changes will not affect the at-will status of your employment.

This letter, together with your previously signed Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of Telik. This offer shall be governed by the laws of California without giving effect to conflict of law principles.

Please sign and date this letter, and return it to me by February 5, 2001, if you wish to accept this position at Telik under the terms described above. If you accept this position, your new responsibilities will begin on or before February 28, 2001.

We look forward to your favorable reply and to continuing a productive and enjoyable work relationship. If you have any questions, please feel free to call me at (650) 238-3320.

Sincerely,



/s/ Michael M. Wick
----------------------------
Michael M. Wick, M.D., Ph.D.
Chairman and CEO
Telik, Inc.






I hereby accept the full-time position at Telik under the terms stated in this offer letter.



/s/ Cynthia M. Butitta
----------------------
Ms. Cynthia M. Butitta

02/05/01
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Date